Exhibit 5.4

P.O. Box 98

         Austin, TX 78767

  512-480-5600

April 3, 2014

Erickson Incorporated

5550 SW Macadam Avenue, Suite 200

Portland, OR 97239

Re:	Erickson Incorporated 8.25% Second Priority Senior Secured Notes due 2020

Ladies and Gentlemen:

We have acted as special Texas counsel at the request of Erickson Incorporated, a Delaware corporation (the “Company”), on behalf of Evergreen Helicopters International, Inc., a Texas corporation (the “Texas Guarantor”), in connection with the Company’s offer and sale of $355,000,000 in aggregate principal amount of the Company’s 8.25% Second Priority Senior Secured Notes due 2020 (the “Securities”), the offer and sale of which are registered on its Registration Statement on Form S-4 filed on April 3, 2014, as amended (the “Registration Statement”). The Securities are to be issued pursuant to an Indenture dated as of May 2, 2013 (the “Indenture”), among the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee. The Securities will be guaranteed by the Texas Guarantor pursuant to the Indenture.

In rendering the opinions expressed below, we have made such legal and factual examinations and inquiries and obtained such advice, assurances and certificates as we have deemed necessary or advisable under the circumstances including, but not limited to, an examination of originals or copies of the following:

(a)	The Indenture;

(b)	The Articles of Incorporation of the Texas Guarantor filed with the Texas Secretary of State on November 17, 1989;

(c)	The Amended and Restated Bylaws of the Texas Guarantor;

(d)	The Action by Unanimous Written Consent of the Directors of the Texas Guarantor authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by the Indenture, including the guaranty of the Company’s obligations under the Indenture and the Securities;

April 3, 2014

(e)	The Certificate dated April 3, 2014 of the Secretary of State of the State of Texas as to the existence of the Texas Guarantor; and

(f)	A copy of the franchise tax account status information for the Texas Guarantor as of April 3, 2014 from the website maintained by the Comptroller of Public Accounts of Texas.

In connection with this opinion, we have examined and relied upon originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

Our opinions are expressed only with respect to the laws of the State of Texas.

Based upon and subject to the foregoing and subject also to the qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

A. The Texas Guarantor is a corporation organized under the laws of the State of Texas, has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Texas and has power and authority as a corporation to enter into and perform its obligations under the Indenture.

B. The Texas Guarantor has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Indenture and the execution, delivery and performance of the Indenture, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary and proper action under the Articles of Incorporation and the Amended and Restated Bylaws of the Texas Guarantor.

C. The Indenture has been duly executed and delivered by the Texas Guarantor.

Our opinions set forth above are limited to the matters expressly set forth in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated. This opinion letter speaks only as to the law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law which may hereafter occur. Our opinions set forth above are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to creditors’ rights.

April 3, 2014

For purposes of this opinion letter, we have relied, without investigation, upon each of the following assumptions:

1. Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

2. Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete; and

3. The Amended and Restated Bylaws of the Texas Guarantor in the form provided us have been adopted in accordance with all applicable legal requirements.

4. The Indenture has been duly executed and delivered by the parties thereto other than the Texas Guarantor.

None of the opinions or advice contained herein covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1. Federal laws, including federal regulations;

2. Fraudulent transfer and fraudulent conveyance laws; and

3. Texas State Securities (Blue Sky) laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. Covington & Burling LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the offering of the Securities, as filed as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement.

Sincerely,

/s/ Graves, Dougherty, Hearon & Moody, A Professional Corporation

GRAVES, DOUGHERTY, HEARON & MOODY,
A PROFESSIONAL CORPORATION